EXHIBIT 10.1

SECOND AMENDMENT OF SECURITIES PURCHASE AGREEMENT AND SERIES B UNIT PURCHASE WARRANT

The Securities Purchase Agreement dated April 29, 2008 between Cell Therapeutics, Inc. (the “Company”) and BAM Opportunity Fund LP (the “Holder”) and the Series B Unit Purchase Warrant dated April 30, 2008, each as previously amended to date, are hereby amended as follows, as of July 23, 2008.

WHEREAS, Section 1.1 of such Securities Purchase Agreement (as amended to date) provides in relevant part:

“Series B Convertible Notes” means the 15% Series B Convertible Notes of the Company to be issued under a Trust Indenture between the Company and US Bank National Association as Trustee, and of like tenor as the Convertible Notes except for the different issuance date, the absence of an optional redemption right, a 3-year term, a 15% annual interest rate, and a make-whole provision based on the 3-year term and the 15% annual interest rate.

WHEREAS, the Holder is not now obligated to exercise any further amount of the Series B Unit Purchase Warrant, but is willing to exercise $22,250,000 of the remaining $44,500,000 of the Series B Unit Purchase Warrant forthwith and the other $22,250,000 approximately four weeks after the date of this Amendment—each upon, but only upon, the terms provided for herein.

WHEREAS, the Company wishes to induce such two exercises of the Series B Unit Purchase Warrant by the Holder.

WHEREAS, the parties have satisfied themselves that Rodman & Renshaw has agreed that its fee for such two exercises of the Series B Unit Purchase Warrant by the Holder will be limited to $300,000 per exercise.

WHEREAS, the parties wish to amend the Series B Unit Purchase Warrant to increase the maximum number of Units purchasable thereunder should the parties mutually agree hereafter to such a further purchase.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Notwithstanding anything in the Securities Purchase Agreement and the Series B Unit Purchase Warrants to the contrary, the Securities Purchase Agreement and the Series B Unit Purchase Warrants are amended to provide that all references therein to Series B Convertible Notes or 12.50% Series B Convertible Notes [for avoidance of doubt: the parties confirm such references were previously amended to mean 15% notes] shall, instead of the meaning quoted in the Recitals above, have (as to all such notes issued after the execution of this Amendment) the following meaning:

“18.33% Series B Convertible Senior Notes of the Company to be issued under a Trust Indenture between the Company and US Bank National Association as Trustee, and of like tenor as the Convertible Notes except for the different issuance date, the absence of an optional redemption right, a 3-year term, a 18.33% annual interest rate, and a make-whole provision based on the 3-year term and the 18.33% annual interest rate.”

2. The Holder agrees to exercise the Series B Unit Purchase Warrant to the extent of $22,250,000 of the remaining $44,500,000 by no later than July 25, 2008, and to the extent of an additional $22,250,000 by no later than August 25, 2008. In order to induce these exercises, the Company shall (in addition to providing, upon each such respective exercise, the 18.33% Convertible Senior Notes due 2011 and 14,082,278 Series A Warrants [50% warrant coverage] as contemplated by the Series B Unit Purchase Warrant, except that such Series A Warrants shall have an exercise price of $0.79 per share), amend the 17,468,354 Series A Warrants (the “Amended Warrants”) initially associated with the $27,600,000 principal amount of 13.5% Convertible Senior Notes due 2014 of the Company (“13.5% Notes”) which has been, before the date of this Amendment, converted by the Holder into Common Stock pursuant to the terms of such 13.5% Notes, so that such Amended Warrants shall have an exercise price of $0.79 per share.

3. In addition, effective immediately upon exercise of the Series B Unit Purchase Warrant to the extent of $22,250,000 of the remaining $44,500,000, the Company shall repurchase from the Holder, for $8,759,000 cash to be paid at the time specified below in this Paragraph 3, an $8,759,000-principal-amount portion (the “Repurchased Notes”) of the 13.5% Notes now held by the Holder together with the 5,506,329 Series A Warrants initially associated with the particular Repurchased Notes (the “Repurchased Warrants”). The Holder shall deliver the Repurchased Notes and Repurchased Warrants to the Company free and clear of all liens, adverse claims and encumbrances. The parties agree and acknowledge that in connection with the repurchase of the Repurchased Notes and Repurchased Warrants the Company shall be entitled to receive from escrow and retain $3,262,500 of the “make-whole” payments associated with the Repurchased Notes and the Holder shall be entitled (from escrow and not from any other source) to $3,787,348 of the “make-whole” payments associated with the Repurchased Notes; and the Holder agrees to cooperate with the Company’s efforts to procure the release from escrow to the Company of $3,262,500 of the “make-whole” payments associated with the Repurchased Notes. The parties acknowledge that this allocation has been negotiated between the Company and the Holder to provide to the Holder a portion, but only a portion, of the “make-whole” payments associated with the Repurchased Notes to which the Holder could otherwise have been entitled. The $8,759,000 repurchase price shall be payable forthwith after the Company receives the release from escrow of such $3,262,500 of the “make-whole” payments associated with the Repurchased Notes.

4. In addition, effective immediately upon exercise of the Series B Unit Purchase Warrant to the extent of the second $22,250,000, the Company shall repurchase from the Holder, for $8,759,000 cash to be paid at the time specified below in this Paragraph 4, a second $8,759,000-principal-amount portion (the “Second Repurchased Notes”) of the 13.5% Notes now held by the Holder together with the 5,506,329 Series A Warrants initially associated with the particular Second Repurchased Notes (the “Second Repurchased Warrants”). The Holder shall deliver the Second Repurchased Notes and Second Repurchased Warrants to the Company free and clear of all liens, adverse claims and encumbrances. The parties agree and acknowledge that in connection with the repurchase of the Second Repurchased Notes and Second Repurchased Warrants the Company shall be entitled to receive and retain $3,262,500 of the “make-whole” payments associated with the Second Repurchased Notes and the Holder shall be entitled (from escrow and not from any other source) to $3,787,348 of the “make-whole” payments associated with the Second Repurchased Notes; and the Holder agrees to cooperate with the Company’s efforts to procure the release from escrow to the Company of $3,262,500 of the “make-whole” payments associated with the Second Repurchased Notes. The parties acknowledge that this allocation has been negotiated between the Company and the Holder to provide to the Holder a portion, but only a portion, of the “make-whole” payments associated with the Second Repurchased Notes to which the Holder could otherwise have been entitled. The $8,759,000 repurchase price shall be payable forthwith after the Company receives the release from escrow of such $3,262,500 of the “make-whole” payments associated with the Second Repurchased Notes.

5. For avoidance of doubt: the Holder shall not be entitled to receive any interest earned on the “make-whole” payments escrow.

6. Effective 15 days after the Company submits to Nasdaq a Listing of Additional Shares application with respect thereto (unless Nasdaq has earlier indicated its objection thereto, in which case such amendment shall be effective only if and when Nasdaq approves such Listing of Additional Shares application with respect thereto), the Series B Unit Purchase Warrant is amended to (a) change the number of Units in the preamble thereof from 67,500 to 112,000, and (b) provide that notwithstanding anything in the Series B Unit Purchase Warrant to the contrary, (i) such additional 44,500 Units (or any portion thereof) shall be purchased if and only if both parties hereafter mutually agree to the particular purchase, and not otherwise, and (ii) the Company shall not be required to register under the Securities Act and/or reserve for issuance any common stock or other securities underlying such additional 44,500 Units (or any portion thereof) unless and until and to the extent that such additional 44,500 Units (or the applicable portion thereof) are actually purchased and issued. The Company agrees to submit such Listing of Additional

Shares application forthwith and to use all reasonable efforts to resolve any Nasdaq objections thereto. For avoidance of doubt: upon the effectiveness of such amendment described in this Paragraph 6, the Series B Unit Purchase Warrant would cover an additional 44,500 Units, with an aggregate purchase price of $44,500,000, and subject to all the other terms and conditions of the Series B Unit Purchase Warrant (as previously amended to date and as further amended herein).

7. Except as expressly set forth in this Amendment, the Securities Purchase Agreement and the Series B Unit Purchase Warrant (as previously amended to date), and the Amended Warrants, remain unchanged and in full force and effect.

CELL THERAPEUTICS, INC.

By:	/s/ Louis A. Bianco

BAM OPPORTUNITY FUND LP

By:	/s/ Seth Morris
Chief Operating Officer

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